Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners,

We have read the statements of VWF Bancorp, Inc., included under Item 4.01(a) “Dismissal of Independent Registered Public Accounting Firm” of its Form 8-K filed on August 22, 2022.  We agree with such statements contained in Item 4.01(a) concerning our firm.

Wipfli LLP

Eau Claire, Wisconsin
August 22, 2022